Exhibit 99.1
For Immediate Release
VPG Signs Definitive Agreement To Acquire Pacific Instruments

MALVERN, Pa. (March 31, 2016) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced that it has entered into a definitive agreement to acquire Pacific Instruments of Concord, California, a privately held company. The acquisition is expected to close promptly, subject to the satisfaction of customary conditions.
Pacific Instruments is a designer and manufacturer of high‐performance data acquisition systems. They have extensive experience integrating large, high performance data acquisition and control systems, selling primarily to the aerospace, commercial aviation and defense markets, mainly in the U.S. The company provides installation, facility integration, training and on-going technical support for their manufactured products.
In commenting on the acquisition, Marc Zandman, Chairman of the Board of VPG said, “We are excited about this acquisition, as it adds a superior product line to our existing portfolio.”
Ziv Shoshani, VPG’s chief executive officer said, “Pacific Instruments’ products provide an excellent extension to our Foil Technology segment, which already offers data acquisition systems, primarily in the field of strain measurement. Pacific has extensive experience integrating large, high performance data acquisition and control systems for government and commercial customers, mainly in the U.S. This combination allows us to bring Pacific Instruments’ premier measurement systems to an expanded geographic and market footprint in Europe and Asia, while significantly improving the engineering capabilities we can bring to our customers for the product segment.”
Mr. Shoshani added, “Pacific Instruments’ testing equipment has broader physical measurement capabilities, as their systems cover structural stress and strain analysis with a higher sample rate, higher channel count, higher data throughput and can operate in harsh test environment than our current products. Pacific Instruments has a long standing history of developing and maintaining strong relationships with its customers.”
The purchase price for this business is approximately $11.0 million, subject to customary post-closing adjustments. VPG will finance the acquisition through a combination of cash on hand and third party borrowings. Pacific Instruments experienced an average of approximately $9.0 million in annual net sales and an average of approximately $2.8 million in annual EBITDA over the last two years.

About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and it’s weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery; difficulties or delays in completing acquisitions (including the acquisitions of Stress-Tek and Pacific Instruments) and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP systems and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com

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